EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
On December 14, 2023, Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners VII, L.P. (collectively, the “Insight VII Funds”) distributed an aggregate of 3,896,145 shares of common stock of Udemy, Inc. (the “Issuer”), par value $0.00001 per share (the “Shares”) to their partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities (the “Insight VII Funds Distribution”). The respective partners of the Insight VII Funds did not furnish any consideration in exchange for shares received in connection with the Insight VII Funds Distribution.

(2)
In connection with the Insight VII Funds Distribution, Insight Venture Associates VII, L.P. (“IVA VII LP”), the general partner of each of the Insight VII Funds, acquired direct ownership of  679,870  Shares, Insight Venture Partners VII (Class A), L.P. (“IVP VII Class A”), an entity controlled by Insight Holdings Group, LLC (“Holdings”), acquired direct ownership of 111,759 Shares, and IVP Secondary L.P. (“IVP Secondary”), an entity controlled by Holdings, acquired direct ownership of 19,726 Shares. The respective partners of the Insight VII Funds, including IVA VII LP, IVP VII Class A and IVP Secondary, did not furnish any consideration in exchange for the Shares received in connection with the Insight VII Funds Distribution.

(3)
On December 14, 2023, IVA VII LP distributed 679,870 Shares pro rata to its partners, IVP VII Class A distributed 111,759 Shares pro rata to its partners and IVP Secondary distributed 19,726 Shares pro rata to its partners, in each case, in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities. The respective partners of IVA VII LP, IVP VII Class A and IVP Secondary did not furnish any consideration in exchange for the Shares received in connection with such distribution.

(4)	Held directly by Insight Venture Partners (Cayman) VII, L.P.
(5)	Held directly by Insight Venture Partners (Delaware) VII, L.P.
(6)	Held directly by Insight Venture Partners VII (Co-Investors), L.P.
(7)	Held directly by Insight Venture Partners VII, L.P.